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                                                                     Exhibit 5.2



                     [Letterhead of Pillsbury Winthrop LLP]

                                 April 10, 2003


Union Electric Company
1901 Chouteau Avenue
St. Louis, Missouri 63103


Ladies and Gentlemen:

       Union Electric Company, a Missouri corporation (the "COMPANY"), and Union Electric Capital Trust I, a Delaware business trust, have filed with the Securities and Exchange Commission (the "COMMISSION") a Registration Statement on Form S-3 (Registration Nos. 333-87506 and 333-87506-01) (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), with respect to up to $750,000,000 maximum aggregate offering price of securities, which was declared effective by the Commission on August 13, 2002. On April 9, 2003, the Company issued and sold $114,000,000 of its 4.75% Senior Secured Notes due 2015 (the "NOTES") pursuant to an indenture dated as of August 15, 2002 between the Company and The Bank of New York, as trustee (the "INDENTURE").

       In connection with the issuance and sale of the Notes by the Company, we have reviewed originals (or copies certified or otherwise identified to our satisfaction) of the Registration Statement (including the exhibits thereto), the Restated Articles of Incorporation and By-Laws of the Company as in effect on the date hereof, the Indenture, a specimen of the Notes, corporate and other documents, records and papers and certificates of public officials. In connection with such review, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to us as originals and the correctness of all statements of fact contained in such original documents. We are members of the Bar of the State of New York and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York.

       On the basis of such review, we are of the opinion that the Notes constitute the valid and binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

       We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K filed on April 10, 2003, which is incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                           Very truly yours,

                                           /s/ Pillsbury Winthrop LLP